UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 14, 2011

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number 1-9601

Delaware	1-9601	43-0618919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Corporate Woods Drive Bridgeton, MO	63044
(Address of principal executive offices)	(Zip Code)

(314) 645-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On February 14, 2011, K-V Pharmaceutical Company (the “Company” or the “Registrant”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the institutional purchasers identified on the signature pages thereto (the “Purchasers”), for the private placement of 9,950,000 newly issued shares of the Company’s Class A Common Stock, $.01 par value per share (the “Shares”), at a price of $3.25 per share (the “Private Placement”). Subject to the satisfaction of customary closing conditions, the Private Placement is expected to close on or about February 17, 2011.

Pursuant to the Securities Purchase Agreement, the Company agreed that for a period of 18 months following the closing of the Private Placement the Purchasers shall have a right of first offer to purchase any offering for cash by the Company of shares of its common stock or any other series or class of capital stock, or any other securities convertible or exchangeable for the Company’s common stock or any other class or series of capital stock, but such right shall not apply to offerings of certain exempted securities. In connection with the Private Placement, the Company also entered into a Registration Rights Agreement, dated February 14, 2011, with the Purchasers (the “Registration Rights Agreement”) pursuant to which it has agreed to use its best efforts to prepare and file, as soon as reasonably practicable but in no event later than June 15, 2011, a registration statement with the Securities and Exchange Commission (the “SEC”) to register the Shares for resale, and to use its best efforts to cause the Registration Statement to become effective as promptly as possible, but in any event prior to July 15, 2011 (or within 16 days thereafter, to the extent such extension is required as a result of SEC processing responses to SEC comments regarding the Registration Statement). The Company will be required to pay certain cash amounts as liquidated damages of 1.5% of the aggregate purchase price of the Shares that are registrable securities, as defined, per month if it does not meet certain of its obligations under the Registration Rights Agreement with respect to the registration of the Shares.

The Securities Purchase Agreement and the Registration Rights Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. The press release announcing the Private Placement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Securities Purchase Agreement and Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement and Registration Rights Agreement attached hereto.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the unregistered sale of equity securities is incorporated by reference into this Item 3.02.

The aggregate offering price of the Shares to be sold in the Private Placement is approximately $32.3 million, of which an aggregate of approximately $1.94 million will be paid to the placement agent, Jefferies & Company, Inc., for its services in connection with the Private Placement.

The sale of the Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Shares will be sold to accredited investors in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Shares may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws. Each of the Purchasers in the Private Placement represented that it was an accredited investor as defined in Regulation D and that it was acquiring the Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are furnished as part of this report:

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated as of February 14, 2011, by and among the Registrant and the Purchasers.

10.2	Registration Rights Agreement, dated as of February 14, 2011, by and among the Registrant and the Purchasers.

99.1	Press Release, dated February 14, 2011, issued by the Registrant announcing the entry by the Registrant into the Securities Purchase Agreement, incorporate by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed February 15, 2011.

The Registrant will post this Form 8-K on its Internet website at www.kvpharmaceutical.com. References to the Registrant’s website address are included in this Form 8-K and the press release only as inactive textual references and the Registrant does not intend them to be active links to its website. Information contained on the Registrant’s website does not constitute part of this Form 8-K or the press release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2011

K-V PHARMACEUTICAL COMPANY

By:	/s/ Gregory J. Divis, Jr.
Gregory J. Divis, Jr.
President and Chief Executive Officer